Exhibit 99.1

Digi International Enters into New Senior Secured Credit Facility

Expect to Save ~$4M in Interest Payments in First Year

(Minneapolis, MN, December 11, 2023) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced it has entered into a new senior secured credit facility.

The new bank debt provides Digi a $250 million senior secured revolving credit facility with an accordion feature that provides for additional borrowing capacity of the greater of $95 million or one hundred percent of trailing twelve month adjusted EBITDA. The new facility replaces the existing Term B loan, which had a balance of $215 million. With an initial interest rate of SOFR + 250 bps on the revolver, Digi expects to save 300 bps on interest annually. Digi estimates this will save approximately $4 million in interest payments over the first year of the facility.

“We’re thrilled to work closely with our key banking relationships to save millions in interest annually with this new facility,” said Jamie Loch, Executive Vice President, CFO, and Treasurer. “After taking into account the costs to put this facility in place, we expect to see positive net cash from the transaction over the next three months. This facility will provide us with more flexibility to support our growth initiatives, both organically and inorganically. We remain committed to aggressively paying down this debt and delivering strong financial results in FY24.”

Subject to the terms of the new facility, Digi may use borrowings for working capital, capital expenditures, restricted payments, acquisitions, and other general corporate purposes.

Lenders for the facility include BMO Bank N.A., as Administrative Agent, Bank of America, N.A., and MUFG Bank, Ltd.

Key covenants on the revolver include a maximum total net leverage ratio of 3.0x and minimum interest coverage of 3.0x. Based on Digi’s September 30, 2023 financial results, the Company is comfortably in compliance with these covenants.

Impact on First Fiscal Quarter GAAP Results

The reduced interest due under the new credit facility is anticipated to generate positive net cash flow in fiscal 2024. However, due to a one-time non-cash charge associated with previously incurred expenses relating to the Term B loan that were being amortized over the term of that debt, the entry into the new credit facility will have a negative impact on our GAAP net income per share in our fiscal first quarter of an estimated $0.26 per weighted average diluted share, assuming a share count of 37.5 million shares.

The entry into this facility does not impact the guidance we provided in our fiscal 2023 fourth quarter earnings release on November 9, 2023.

About Digi International

Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "poised," "potential," "project," "should," or "continue," or the negative thereof or other variations thereof or similar terminology. Among other items, these statements relate to expectations about savings of interest payments as well as potential uses of proceeds from the new credit facility . Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary policies of governments globally as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, risks arising from the present wars in Ukraine and the Middle East, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2023 and subsequent reports on Form 10-Q, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com